Exhibit 99.1

Triple-S Management Corporation

1441 F.D. Roosevelt Ave.

San Juan, PR 00920

www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Alan Cohen	Kathy Waller
Chief Marketing & Communications Officer	AllWays Communicate, LLC
(787) 706-2570	(312) 543-6708

Triple-S Management Corporation Reports Third Quarter 2011 Results

SAN JUAN, Puerto Rico, November 2, 2011 – Triple-S Management Corporation (NYSE:GTS), one of the leading managed care companies in Puerto Rico, today announced consolidated revenues of $542.0 million and operating income of $16.6 million for the three months ended September 30, 2011. Net income of $11.6 million, or $0.40 per diluted share, includes an after tax net loss of $0.7 million, or $0.03 per diluted share, related to net realized and unrealized gains and losses on investments and derivatives.

Third-Quarter Consolidated Highlights

•	Total consolidated operating revenues were $542.6 million;

•	Operating income was $16.6 million;

•	Excluding the after tax net realized and unrealized gains and losses on investments and derivatives, net income was $12.3 million, or $0.43 per diluted share;

•	Consolidated loss ratio was 84.2% and the medical loss ratio (MLR) was 87.7%;

•	Medicare member month enrollment increased 64.5%.

Commenting on the period’s results, Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management Corporation, said, “While revenue and operating expenses were in line with our forecast, earnings were adversely affected by higher-than-anticipated claims costs in our non-dual product offering for the Medicare business that impacted the quarter by approximately $5 million. In addition, the Property & Casualty business incurred $1.1 million in losses related to Tropical Storm Irene.”

Mr. Ruiz-Comas continued, “On October 17, we announced that our Triple-S Salud subsidiary signed a definitive agreement with the Puerto Rico Health Insurance Administration (ASES) to administer healthcare services for approximately 840,000 members in five out of eight regions of Puerto Rico’s health insurance program (Medicaid), known as miSalud. We are extremely proud that yesterday November 1st, we started to serve this population once again, doubling the number of lives we reach on the Island. The contract with the Puerto Rican government is an administrative services only (ASO) agreement, a model under which Triple-S bears no insurance risk and one with which we have had prior success. While we expect to incur start-up costs relating to this contract through year-end of approximately $3 million, we expect this program to be accretive to our financial performance in 2012 and beyond.”

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“Through the first nine months of the year, we experienced a further reduction in the Commercial MLR due to the ongoing success of our underwriting and utilization initiatives. While the Medicare MLR did not decline sequentially as we had anticipated, we believe that the combination of the current quarter’s historically favorable utilization trends and the steady increase in the number of Health Risk Assessments (HRAs) we are receiving should allow us to register improvement in this metric in future periods. Moreover, the addition of the five regions of the miSalud business should lead to even greater awareness of our product offerings throughout Puerto Rico, helping to bolster our member enrollment in the increasingly competitive Medicare Advantage segment,” concluded Mr. Ruiz-Comas.

“We believe that it is prudent at this juncture to reduce our 2011 EPS guidance range to $1.77-$1.82, reflecting higher Medicare MLR.” concluded Mr. Ruiz-Comas.

Selected Quarterly Details

•

Pro Forma Net Income was $12.3 million, or $0.43 Per Diluted Share. Weighted average shares outstanding were 28.9 million. This compares with pro forma net income of $16.9 million, or $0.58 per diluted share, in the corresponding quarter of 2010, based on weighted average shares outstanding of 29.3 million.

•

Consolidated Premiums Increased 5.8%, to $525.4 million. The increase is principally due to the acquisition of American Health (AH) offset by the termination of the Medicaid contracts in the fourth quarter of 2010.

•	Consolidated Administrative Service Fees Declined 49.0%, to $5.2 million. The significant decrease reflects the termination of the Medicaid contracts and lower Commercial ASO membership.

•

Managed Care Membership. Our Managed Care membership, excluding the effect of the termination of the Medicaid contracts in 2010, grew by 1.3% year over year. Medicare membership increased 66.8%, to 107,053, mostly due to the AH acquisition. Fully insured Commercial membership was 476,329, down 3.1% from the same period last year. Medicaid fully insured membership was 344,763 at the end of the third quarter of 2010.

•

Consolidated Loss Ratio Declined by 70 Basis Points, to 84.2%. The consolidated loss ratio declined as a result of the 140 basis point reduction in the Managed Care MLR partially offset by increases in the loss ratio of the Property and Casualty and Life Insurance segments.

•

Managed Care MLR Decreased by 140 Basis Points, to 87.7%. Excluding the effect of the lost Medicaid contracts, the MLR was 20 basis points lower than last year, reflecting the improvement in the Commercial MLR. This was partially offset by higher than expected utilization of medical services in the Medicare business, particularly in our non-dual offerings.

•

Consolidated Operating Expense Ratio Rose by 120 Basis Points, to 15.8%. The higher consolidated operating expense ratio was mainly due to additional operating costs incurred to maintain the historically high level of quality service we offer our members and providers throughout the Managed Care IT transition period. Also contributing to the increase in this metric is the fact that the AH operations run at a higher operating expense ratio than the Medicaid business. Consolidated operating expenses increased by $9.5 million, or 12.8%, from a year ago, mostly due to the AH acquisition. In the third quarter, $1.1 million was attributable to enhanced customer service to members and providers during the IT system conversion, and approximately $2.1 million was associated with the amortization of intangible assets related to the AH transaction.

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•

Consolidated Operating Income Decreased 30.5%, to $16.6 Million. The decrease mostly reflects the termination of the Medicaid contracts, which contributed $2.0 million to the consolidated operating income last year, and higher MLR in the Medicare business.

•

Consolidated Operating Income Margin Was 3.1%. The consolidated operating margin declined by 150 basis points year over year due to lower profitability across our Managed Care and Property and Casualty Insurance segments.

•

Consolidated Effective Tax Rate Was 14.1%. The reduced effective income tax rate is the result of both a lower taxable income from our Managed Care segment, which has a higher effective tax rate, and the Puerto Rican tax reform, which became effective in January 2011. This legislation decreased the maximum corporate tax rate to 30% from 39% and eliminated an additional tax rate imposed in 2009.

•	Parent Company Information. As of September 30, 2011, Triple-S Management had $48.6 million in parent company cash, cash equivalents, and investments.

•

Share Repurchase Program. Continuing with our share repurchase program, during this quarter we repurchased and retired 358,900 shares at an average price per share of $16.71, for an aggregate cost of $6 million.

	Pro Forma Net Income
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(dollar amounts in millions)	2011	2010	2011	2010
Net income	$11.6	$20.5	$39.1	$46.7
Less pro forma adjustments:
Net realized investment gains, net of tax	4.7	(0.3)	15.7	(0.2)
Net unrealized trading investments losses, net of tax	(5.1)	3.9	(6.2)	0.5
Derivative loss, net of tax	(0.3)	—	(0.6)	(0.9)
Charge related to change in enacted tax rate	—	—	(6.4)	—

Pro forma net income	$12.3	$16.9	$36.6	$47.3

Diluted pro forma net income per share	$0.43	$0.58	$1.26	$1.61

Nine-Month Recap

For the nine months ended September 30, 2011, consolidated operating revenues rose 0.6% to $1.6 billion, primarily reflecting the an increase in member months in the Medicare business attributed to new members acquired from AH; offset in part by the termination of the Medicaid contracts effective September 30, 2010. Consolidated claims incurred for the nine-month period were $1.3 billion, up 0.1% year over year. The nine-month consolidated loss ratio decreased 150 basis points to 83.7%, and the MLR fell 150 basis points to 87.7%. This decline was mostly driven by lower utilization in the Commercial business and the loss of Medicaid business in 2010, offset by an increased Medicare MLR resulting from increased utilization trends in our non-dual Medicare offerings. Consolidated operating expenses for the nine months ended September 30, 2011 were $252.2 million and the operating expense ratio was 16.4%. Pro forma net income for the nine-month period was $36.6 million, or $1.26 per diluted share, based on weighted average shares outstanding of 29.0 million, compared with $47.3 million, or $1.61 per diluted share, based on weighted average shares outstanding of 29.3 million at the same time last year.

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Segment Performance

Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating income or loss divided by operating revenues.

(Unaudited)	Three months ended September 30,				Nine months ended September 30,
(dollar amounts in millions)	2011	2010	Percentage Change		2011	2010	Percentage Change
Premiums earned, net:
Managed Care:
Commercial	$234.4	$237.1	(1.1%)		$703.2	$715.0	(1.7%)
Medicare	238.0	116.4	104.5%		658.5	354.6	85.7%
Medicaid	—	92.9	(100.0%)		2.7	273.1	(99.0%)

Total Managed Care	472.4	446.4	5.8%		1,364.4	1,342.7	1.6%
Life Insurance	28.8	26.7	7.9%		83.7	78.7	6.4%
Property and Casualty	24.9	24.5	1.6%		74.5	75.2	(0.9%)
Other	(0.7)	(1.1)	(36.4%)		(2.1)	(3.2)	(34.4%)

Consolidated premiums earned, net	$525.4	$496.5	5.8%		$1,520.5	$1,493.4	1.8%

Operating revenues:
Managed Care	$483.3	$462.5	4.5%		$1,399.9	$1,395.0	0.4%
Life Insurance	33.4	31.2	7.1%		97.2	91.6	6.1%
Property and Casualty	27.4	27.1	1.1%		81.6	83.4	(2.2%)
Other	(1.5)	(1.3)	15.4%		(2.9)	(3.8)	(23.7%)

Consolidated operating revenues	$542.6	$519.5	4.4%		$1,575.8	$1,566.2	0.6%

Operating income:
Managed Care	$11.2	$16.4	(31.7%)		$32.6	$47.5	(31.4%)
Life Insurance	5.3	4.6	15.2%		13.2	13.1	0.8%
Property and Casualty	(1.1)	2.2	(150.0%)		2.0	3.3	(39.4%)
Other	1.2	0.7	71.4%		2.9	2.4	20.8%

Consolidated operating income	$16.6	$23.9	(30.5%)		$50.7	$66.3	(23.5%)

Operating margin:
Managed Care	2.3%	3.5%	-120	bp	2.3%	3.4%	-110	bp
Life Insurance	15.9%	14.7%	120	bp	13.6%	14.3%	-70	bp
Property and Casualty	(4.0%)	8.1%	-1,210	bp	2.5%	4.0%	-150	bp
Consolidated	3.1%	4.6%	-150	bp	3.2%	4.2%	-100	bp

Depreciation and amortization expense	$5.8	$3.6	61.1%		$16.4	$10.6	54.7%

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Managed Care Additional Data

	Three months ended September 30,		Nine months ended September 30,
(Unaudited)	2011	2010	2011	2010
Member months enrollment:
Commercial:
Fully-insured	1,440,393	1,484,056	4,362,829	4,521,088
Self-insured	670,150	735,154	2,058,365	2,239,544

Total Commercial	2,110,543	2,219,210	6,421,194	6,760,632
Medicare:
Medicare Advantage	291,628	165,327	823,264	506,622
Stand-alone PDP	26,444	28,014	79,648	84,395

Total Medicare	318,072	193,341	902,912	591,017
Medicaid:
Fully-insured	—	1,034,749	—	3,078,288
Self-insured	—	599,648	—	1,782,426

Total Medicaid	—	1,634,397	—	4,860,714

Total member months	2,428,615	4,046,948	7,324,106	12,212,363

Claim liabilities (in millions)	$267.6	$277.1 *
Days claim payable (excluding American Health)	63.9	68.2 *

Premium PMPM:
Managed Care	$268.64	$164.59	$259.11	$163.94
Commercial	162.73	159.76	161.18	158.15
Medicare	748.26	602.05	729.31	599.98
Medicaid	—	89.78	—	88.72

Medical loss ratio	87.7%	89.1%	87.7%	89.2%
Commercial	87.3%	87.5%	87.6%	90.1%
Medicare Advantage	88.6%	89.8%	88.7%	83.9%
Stand-alone PDP	73.2%	72.2%	76.5%	75.7%
Medicaid	0.0%	92.8%	0.0%	94.1%

Adjusted medical loss ratio	87.5%	88.9%	87.9%	88.7%
Commercial	88.6%	90.0%	87.5%	90.3%
Medicare Advantage	86.5%	86.8%	88.2%	83.6%
Stand-alone PDP	73.6%	67.4%	77.1%	73.9%
Medicaid	0.0%	89.5%	0.0%	91.1%

Operating expense ratio:
Consolidated	15.8%	14.6%	16.4%	14.9%
Managed Care	12.1%	10.6%	12.3%	10.9%

*	Information provided as of June 30, 2011.

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Managed Care Membership by Segment

	As of September 30,
	2011	2010
Members:
Commercial:
Fully-insured	476,329	491,535
Self-insured	228,663	246,162

Total Commercial	704,992	737,697
Medicare:
Medicare Advantage	98,231	54,890
Stand-alone PDP	8,822	9,300

Total Medicare	107,053	64,190
Medicaid:
Fully-insured	—	344,763
Self-insured	—	199,685

Total Medicaid	—	544,448

Total members	812,045	1,346,335

2011 Guidance

Mr. Ruiz-Comas stated, “As we enter the fourth quarter of 2011, we are adjusting our guidance to reflect the impact of higher than expected Medicare MLR and the start-up costs of miSalud. The consolidated loss ratio was increased to 83.5%-84.5% from 83.0%-84.0% and the MLR was increased to 87.5%-88.5% from 87.0%-88.0%. Consolidated operating income was lowered to $76.0-$80.0 million from $80.0-$86.0 million. Medical enrollment self-insured was increased to 2.7-2.8 million from 2.5-2.6 million to reflect the miSalud membership. In addition the effective tax rate was increased to 27%-28% from 24%-26%.”

2011 Range
Medical enrollment fully-insured (member months)	6.9-7.1 million
Medical enrollment self-insured (member months)	2.7-2.8 million
Consolidated operating revenues (in billions)	$2.0-$2.2
Consolidated loss ratio	83.5%-84.5%
Medical loss ratio	87.5%-88.5%
Consolidated operating expense ratio	16.4%-16.8%
Consolidated operating income (in millions)	$76.0-$80.0

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Consolidated effective tax rate	27%-28%
Pro forma earnings per share	$1.77-$1.82
Weighted average of diluted shares outstanding (in millions)	28.9

Conference Call and Webcast

Management will host a conference call and webcast on November 2, 2011 at 9:00 a.m. Eastern Time to discuss its financial results for the three months and nine months ended September 30, 2011, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 1-877-941-9205, and international callers should dial 1-480-629-9692 about five minutes before the presentation.

To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the leading player in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield brand through its subsidiary Triple-S Salud, Inc. and effective February 2011, also offer non-branded Medicare products through American Health Inc. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

Forward-Looking Statements

This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.

All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of

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various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).

In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:

•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management, utilization management and Star ratings programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics

This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.

Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.

-FINANCIAL TABLES ATTACHED-

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Condensed Consolidated Balance Sheets

(Dollar amounts in thousands, except per share data)

	Unaudited
	September 30,	December 31,
	2011	2010
Assets
Investments	$1,133,627	$1,105,926
Cash and cash equivalents	135,917	45,021
Premium and other receivables, net	272,583	325,780
Deferred policy acquisition costs and value of business acquired	147,815	146,086
Property and equipment, net	80,616	76,745
Other assets	115,577	59,812

Total assets	$1,886,135	$1,759,370

Liabilities and Stockholders’ Equity
Policy liabilities and accruals	$894,977	$760,028
Accounts payable and accrued liabilities	201,704	216,043
Long-term borrowings	114,797	166,027

Total liabilities	1,211,478	1,142,098

Stockholders’ equity:
Common stock	28,573	28,816
Other stockholders equity	646,084	588,456

Total stockholders’ equity	674,657	617,272

Total liabilities and stockholders’ equity	$1,886,135	$1,759,370

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Condensed Consolidated Statements of Earnings

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited	Historical	Unaudited	Historical
	2011	2010	2011	2010
Revenues:
Premiums earned, net	$525,371	$496,511	$1,520,485	$1,493,449
Administrative service fees	5,210	10,195	18,767	34,859
Net investment income	12,061	12,794	36,513	37,888

Total operating revenues	542,642	519,500	1,575,765	1,566,196

Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	—	(316)	—	(2,932)
Net realized gains, excluding other-than-temporary impairment losses on securities	5,569	3	18,457	2,673

Total net realized investment gains (losses)	5,569	(313)	18,457	(259)

Net unrealized investment loss on trading securities	(6,007)	4,611	(7,267)	631
Other income (expense), net	(169)	576	311	404

Total revenues	542,035	524,374	1,587,266	1,566,972

Benefits and expenses:
Claims incurred	442,399	421,514	1,272,913	1,272,180
Operating expenses	83,623	74,111	252,216	227,702

Total operating costs	526,022	495,625	1,525,129	1,499,882
Interest expense	2,499	3,026	8,583	9,626

Total benefits and expenses	528,521	498,651	1,533,712	1,509,508

Income before taxes	13,514	25,723	53,554	57,464

Income tax expense	1,901	5,235	14,485	10,727

Net income	$11,613	$20,488	$39,069	$46,737

Basic net income per share	$0.45	$0.70	$1.40	$1.61

Diluted earnings per share	$0.45	$0.70	$1.39	$1.60

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Condensed Consolidated Statements of Cash Flows

(Dollar amounts in thousands, except per share data)

	For the Nine Months Ended September 30,
	Unaudited 2011	Historical 2010
Net cash provided by operating activities	$216,909	$87,020

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	225,060	48,193
Fixed maturities matured/called	76,786	97,067
Equity securities	31,253	16,791
Securities held to maturity:
Fixed maturities matured/called	1,941	1,852
Acquisition of investments:
Securities available for sale:
Fixed maturities	(212,358)	(199,809)
Equity securities	(111,770)	(22,436)
Securities held to maturity:
Fixed maturities	(755)	(1,050)
Net inflows / (outflows) for policy loans	(392)	(124)
Acquisition of business, net of $29,370 of cash acquired	(54,058)	—
Net capital expenditures	(12,000)	(13,678)

Net cash used in investing activities	(56,293)	(73,194)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(9,275)	(2,458)
Payments of short-term borrowings, net	(15,575)	—
Repayments of long-term borrowings	(51,230)	(1,230)
Repurchase and retirement of common stock	(7,554)	—
Proceeds from policyholder deposits	20,725	7,740
Cash settlements of stock options	(2,420)	—
Proceeds from exercise of stock options	189	—
Surrenders of policyholder deposits	(4,580)	(7,575)

Net cash used in financing activities	(69,720)	(3,523)

Net increase in cash and cash equivalents	90,896	10,303

Cash and cash equivalents, beginning of period	45,021	40,376

Cash and cash equivalents, end of period	$135,917	$50,679

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